Exhibit 10.2

SEPARATION AGREEMENT

This Separation Agreement between Ozop Surgical Corp, a Nevada corporation with its principal office at 319 Clematis Street, Suite 714, West Palm Beach, FL 33401 (hereinafter referred to as “OZOP” or the Company” and Salman J. Chaudhry (hereinafter referred to as “Chaudhry”). References to OZOP and the Company include any and all subsidiaries and predecessor companies.

RECITALS

A.	Chaudhry has been an independent contractor of OZOP since January 2017 and currently hold the job title of Chief Commercial Officer, International (“CCO”) and is the Secretary and Member of the Company’s Board of Directors (the “Board”).

B.	During the period January 2017 – end December 2018, Mr. Chaudhry accrued compensation at the monthly rate of $10,000 per month resulting in total compensation of $240,000, of which the amount of $227,200.61 is outstanding (hereinafter referred to as “Outstanding Fees”).

C.	Due to personal reasons not related to any Company policy or actions, Mr. Chaudhry is immediately resigning from his position as CCO and Secretary of the Company and as a member of the Board and all positions of OZOP.

D.	Based on recent discussions with investors, OZOP in the process of raising funds through the closing of an equity round which is expected to occur on or around 22 March 2019. For the avoidance of doubt, this clause D shall include any funds raised in excess of $500,000 regardless of source and/or instrument type i.e. equity and/or debt subsequent to the date of this Agreement (hereinafter referred to as the “Funding”).

E.	First Payment: Within 72 hours of receipt of first funds from the Funding, OZOP will pay Chaudhry the sum of $170,401 of the Outstanding Fees.

F.	Other Fundings. In the event OZOP raises any funds less than $500,000 through any debt or equity financings (“Other Fundings”) prior to the Funding, OZOP will pay Chaudhry 10% of the proceeds received by OZOP from the Other Fundings within 72 hours of the receipt of Other Fundings. Payments made to Chaudhry from Other Fundings reduces the balance due on the first payment of $170,401.

G.	Second Payment: Within three months from the date of the First Payment, OZOP will pay Chaudhry the residual sum of $56,799.61 of the Outstanding Fees.

H.	Other than the above there are no disputes, with respect to Mr. Chaudhry’s relationship as an independent contractor with OZOP and the termination of that relationship as set out in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements set forth herein, the parties mutually agree as follows:

1.	Effective Date. This Agreement is effective on the latest signature date below.

2.	Method of payment of Outstanding Fees. The Company will pay Mr. Chaudhry the Outstanding Fees through bank transfers to the following bank account:

Account Name: Salman Javed Chaudhry

Bank Name: JPMorgan Chase Bank NA

Account No.: 288630632

Routing Number: 322271627

3.	Release of Claims by Chaudhry. Upon receipt of the Outstanding Dues, Chaudhry hereby unconditionally releases and discharges OZOP, its successors, assigns, agent, directors, officers, employees, representatives from any and all claims, demands, charges, damages, relating to Mr. Chaudhry’s period as an independent contractor. Furthermore, Chaudhry specifically waives any and all claims for back pay, front pay for his services except as set forth herein. The receipt of the Outstanding Fees will result in automatic termination of any further claims for compensation under any application laws or statutes existing in the United States. Nothing contained herein shall release the Company from its obligations set forth in this Agreement. This release and waiver of claims by Chaudhry covers, but is not limited to, all claims for misrepresentation, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation, and interference with economic relations. This release and waiver of claims by Chaudhry releases and waives all claims against Ozop which may accrue as of the date of this Agreement.

4.	Release of Claims by OZOP. OZOP, for itself, its heirs, assigns and representatives, hereby releases and waives all claims it has or may have, whether known, unknown, actual, potential or contingent, against Chaudhry, including any of his agents and representatives, in any way arising out of or relating to Chaudhry's independent contractor relationship with OZOP and the termination of Chaudhry's independent contractor relationship with OZOP. This release and waiver of claims by OZOP covers, but is not limited to, all claims for misrepresentation, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, defamation, and interference with economic relations. This release and waiver of claims by OZOP releases and waives all claims against Chaudhry which may accrue as of the date of this Agreement.

5.	Amendment. This Agreement may not be supplemented, amended, or modified except through a new written agreement signed by both parties.

6.	No Assignment of Claims. Chaudhry represents and warrants that he has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the Claims waived and released herein.

7.	Confidential Information. As a further material inducement to OZOP to enter into this Agreement, Chaudhry agrees that he will not divulge the following information or types of information to anyone without the prior written consent of OZOP which will not be unreasonably withheld: trade secrets, salaries, financial information, franchise information, marketing information, pricing, products, product lists, product information, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature. Chaudhry acknowledges that he has previously signed a confidentiality agreement with OZOP that remains in effect and under which he continues to be obliged to not disclose or make use of confidential or proprietary company information.

8.	No disparagement. Chaudhry agrees not to damage, disparage or criticize, orally or in writing, OZOP, its officers, executives, management or operations to any third person or entity. OZOP agrees, through its executives and officers, not to damage, disparage or criticize, orally or in writing, Chaudhry to any third person or entity.

9.	Entire Agreement. This Agreement contains the entire agreement and understanding of OZOP and Chaudhry concerning the subject matter hereof and this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral. OZOP and Chaudhry agree and acknowledge that neither OZOP nor Chaudhry, including any agent or attorney of either, has made any representation, guarantee or promise whatsoever not contained in this Agreement to induce the other to execute this Agreement, and neither party is relying on any representations, guarantee, or promise not contained in this Agreement in entering into this Agreement.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

11.	Submission to Jurisdiction. Chaudhry and OZOP each submits to the jurisdiction of any state or federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement, and each party agrees that all claims of whatever type relating to or arising out of this Agreement may be heard and determined only in a state or federal court sitting in the State of California. Chaudhry and OZOP each waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waives any bond, surety, or other security that might be required of any other party with respect thereto. Chaudhry and OZOP each agrees that if any action or proceeding relating to or arising out of this Agreement is brought in any other court or forum other than a state or federal court sitting in the State of California, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party's legal fees and costs.

12.	Consultation with Attorney. Chaudhry understands and acknowledges that OZOP has advised Chaudhry to consult with an attorney of Chaudhry's choice prior to signing this Agreement.

13.	Right of Revocation. Chaudhry acknowledges that OZOP advised Chaudhry of Chaudhry’s right to consider the terms of this Agreement for 21 days after its delivery, and Chaudhry, after consulting counsel, hereby irrevocably waives that right.

14.	Revocation Period. Pursuant to federal law, this Agreement is revocable by Chaudhry for seven days following Chaudhry’s execution of the Agreement ("Revocation Period"). To be effective, such revocation must be in writing signed by Chaudhry and must be delivered to the Chief Executive Officer before 11 :59 p.m., on the last day of the Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. Chaudhry understands that if Chaudhry revokes this Agreement, Chaudhry will lose all benefits of this Agreement. The promises of OZOP in this Agreement will go into effect only if Chaudhry has not revoked the Agreement within the Revocation Period.

15.	Default. In the event OZOP defaults in either or both of its payment obligations after the Funding, OZOP shall deemed to be in default and additional interest at the rate of 15% per annum of the amount in default, shall accrue from the date of default. Upon such default, Chaudhry shall be entitled to receive from OZOP all costs of collection, including without limitation, attorneys’ fees and disbursements, and full costs of any legal action undertaken by Chaudhry. Furthermore, Chaudhry will no longer be bound per the terms of this Agreement until such time the default has been cured.

16.	Miscellaneous.

16.1.	If either party initiates proceedings for the other’s breach of this Agreement, the prevailing party shall recover attorneys' fees and costs, including such fees and costs on any enforcement or appeal proceedings.

16.2.	If one or more paragraphs of this Agreement are ruled invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Agreement, which shall remain in full force and effect.

16.3.	This Agreement may be modified only by a writing signed by both parties.

16.4.	This Agreement may be executed in two counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates indicated below by each of their signatures, to be effective for all purposes as of the date of the latest signature below.

OZOP SURGICAL CORP.	SALMAN J. CHAUDHRY

By: /s/ Michael Chermak	/s/ Salman Chaudhry
Its: Chief Executive Officer

Date: March 4, 2019	Date: March 4, 2019